Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Michael Baehr VP of Communications Wireless Facilities, Inc. 858.228.2799 Direct michael.baehr@wfinet.com

WFI Announces Sale of Mexico Operations

Discontinuation of Operations Frees Up Significant Cash Flow; Leads to Delay in Earnings Call to March 14, 2006

SAN DIEGO, Feb 17, 2006 – WFI (Nasdaq: WFII) announced today that it has entered into a definitive agreement to divest all of its operations in Mexico for total approximate cash consideration of $18 million, payable in installments, subject to adjustment, which approximates the net book value of the operations, including $13.5 million of contingent liabilities. The transfer of the Mexican operations is effective as of February 17, 2006, and the closing is to occur on or before March 10, 2006. In addition to the Mexico transaction, WFI will also exit certain other businesses in South America. Accordingly, WFI also announced today that it would reschedule its fourth quarter earnings release and conference call to March 14, 2006 to accommodate the additional time and procedures required to present the discontinued operations for the current year and prior year.

In making this decision, WFI’s Board of Directors considered a number of business factors occurring in the region to arrive at the conclusion that the divesture was in the best interests of the shareholders. The benefits associated with this transaction will improve WFI’s free cash flow, improve overall liquidity for WFI, and allow the Company to focus more of its resources on its domestic operations, including investing in the growth of its government business.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets,” WFI’s Mexican and South American operations will be treated as discontinued operations in the Company’s financial statements for the fourth quarter and full year ended December 31, 2005. In addition, all prior year presentations are required to be reclassified to reflect the discontinued operations. The Company does not currently expect the exit costs associated with any of the discontinued operations to be material. The transaction is structured as a sale of the subsidiaries of WFI in Mexico, and the purchase price consists of $1.5 million in cash being paid on February 17, 2006, plus a secured promissory note in the principal amount of $16.5 million payable in installments through December 31, 2006, subject to adjustment. The note is secured by pledges of assets and a personal guaranty. The employees associated with the Mexican operations are expected to continue as employees under the new ownership.

The decision by the Company to divest the Mexican operations was prompted by the changing business climate in Mexico and a review of the strategic alternatives for the Company’s free cash flow. Unfavorable contractual terms recently proposed by the Company’s largest customers in Mexico would further increase the extensive working capital required to operate a Mexican deployment company while pricing pressure threatens to adversely affect the future profitability of the Mexican operations. Further, the recent refinements of the cell site build plans by the Company’s largest customers have resulted in the cancellation of a number of sites that the Company was currently building in Mexico and other South American locations. This will result in an estimated write-off of unrecoverable expenses of approximately $5 to $6 million for the fourth quarter of 2005, for which the Company has not yet been able to negotiate any termination settlements with its customers to offset these costs.

In conjunction with this divestiture plan and based on the deteriorating business conditions in the region, the Company also made the decision that in regards to business going forward in South America, it will focus on providing lower risk, higher margin engineering services in Brazil.

The purchaser, Sakoki LLC, is a newly-formed entity controlled by Massih Tayebi. Although Massih Tayebi has no current role with the Company, he was a co-founder of the Company, having served as Chief Executive Officer from inception in 1994 through September 2000, and as a director from inception through April 2002. In addition, Massih Tayebi owns or controls approximately 10% of the total voting power of the Company’s capital stock. He is also the brother of Masood Tayebi, WFI’s Chairman of the Board of Directors. Masood Tayebi has no personal financial interest in the transaction and will have no role with the entity that is purchasing the Mexico operations. The transaction was approved by the disinterested members of WFI’s Board of Directors after consideration of other expressions of interest and a valuation analysis by an independent audit firm.

As stated previously, these actions have necessitated a delay in the Company’s reporting of fourth quarter and full year 2005 earnings from the previously announced date of February 21 to March 14. The new earnings announcement will be available at 1:05 p.m. PST (4:05 p.m. EST) on March 14th, with a live conference call that same afternoon which begins at 1:30 p.m. PST (4:30 p.m. EST). The call will be webcast and can be accessed at WFI’s Web site at www.wfinet.com.

A replay of the call will be available from 3:30 p.m. PST on March 14, 2006 through 8:00 p.m. PST on March 28 by dialing (888) 203-1112, (Reservation #9948507).

About WFI

Headquartered in San Diego, CA, WFI is an independent provider of systems engineering, network services and technical outsourcing for the world’s largest wireless carriers, enterprise customers and for government agencies. The company provides the design, deployment, integration, and the overall management of wired and wireless networks which deliver voice and data communication, and which support advanced security systems. WFI has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com. (code: WFI-mb)

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding anticipated operating results for 2005, future financial performance and cash flows and market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: changes in the scope or timing of the Company’s projects; slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the Company’s services; the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by or the loss of key customers; failure to successfully consummate acquisitions or integrate acquired operations; the rate of adoption of telecom outsourcing by network carriers and equipment suppliers; the rate of growth of adoption of WLAN and wireless security systems by enterprises; and competition in the marketplace which could reduce revenues and profit margins. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005 and in other filings made with the Securities and Exchange Commission.